EXHIBIT 99.1

Rand Capital Announces Fourth Quarter Net Asset Value of $3.58 and One New Investment

  Net Asset Value is $3.58 per share, an $.08 increase (2%) from prior quarter
  Rand has $4.5 million in cash on hand
  Rand invests in BinOptics Corporation
  Synacor completes Initial Public Offering
  Gemcor expands plant to accommodate growth

BUFFALO, N.Y., March 5, 2012 (GLOBE NEWSWIRE) -- Rand Capital Corporation ("Rand") (Nasdaq:RAND), a business development company (BDC) that provides capital to private companies, announced its financial results for the fourth quarter ended December 31, 2011, highlighting a strong Balance Sheet with $4.5 million in cash, $4 million in outstanding debt and $31.3 million in assets. The investment firm also reported an ending net asset value of $3.58 per share, an $.08 increase (2%) from September 30, 2011. At the end of the fourth quarter, Rand's total investment portfolio was valued at $23.9 million, which exceeds its cost basis of $13.4 million, reflecting $10.5 million in net unrealized appreciation.

During the quarter, Rand participated in a $13 million round of financing in BinOptics Corporation (Ithaca, NY) (www.binoptics.com); investing $1.2 million in Series 2 preferred shares. BinOptics designs and manufactures optoelectronic components. Current products include edge-emitting and surface-emitting Fabry Perot lasers, DFB lasers, and lasers with integrated monitoring photodiodes that provide transceiver and transponder manufacturers with unprecedented price-performance advantages.

On February 10, 2012, Synacor, Inc. (Buffalo, NY) (www.synacor.com) completed the pricing of its initial public offering (IPO) at $5 per share and Rand's holdings were converted to 986,187 common shares. Synacor began trading on the Nasdaq Global Market under the symbol "SYNC". As part of the offering, Rand sold 83,825 shares and now beneficially owns 902,362 common shares, with an average cost of $1.37 per share. Rand's ownership is approximately 3.5%. A full description of the offering is available at www.sec.gov.

Daniel Penberthy, Executive Vice President of Rand Capital, stated: "Rand initially invested in Synacor in 2002 and has participated in numerous follow-on financings. Over that time period, the company's founders and its senior management team have executed on their vision for an integration, authentication and engagement platform for their cable, satellite, telecom and consumer electronics customers."

Also during the quarter, Gemcor II, LLC (West Seneca, NY) (www.gemcor.com) completed an addition to its manufacturing facility as it expands to accommodate its record backlog. Gemcor manufactures automated riveting machines used in the manufacturing of commercial aircraft and has every major domestic and international aircraft manufacturer as a client.

Allen F. Grum, President of Rand Capital, stated: "It is exciting to see our companies continue to grow and we were pleased to see Synacor achieve its goal of an IPO. Through our ten year association with the company, they have grown the revenue and employment base to become the largest employer in our portfolio. Many of our portfolio companies are reaching a stage where a liquidity event is probable. We look forward to sharing these success stories as they occur."

Safe Harbor Statement

Information contained in this release, other than historical information, should be considered forward-looking, and may be subject to inherent uncertainties in predicting future results and conditions. These statements reflect the Corporation's current beliefs and are subject to a number of risk-factors, including: general economic conditions which affect Rand and our portfolio companies' operations; valuation and illiquid nature of the portfolio investments; high degree of risk from investing in private companies; the regulated environment in which we operate; the amount of debt resulting from borrowing funds from the SBA; dependency upon key management for investment decisions; and the competitive market for investment opportunities and fluctuations in quarterly results. Please see the Corporation's Form 10-Q, Item 1A, previously filed with the Securities and Exchange Commission for a detailed discussion of the risks and uncertainties associated with the Corporation's business.  Except as otherwise required by Federal securities laws, Rand Capital Corporation and Rand Capital SBIC, Inc. undertakes no obligation to update or revise forward-looking statements for new events and uncertainties.

ABOUT RAND CAPITAL

Rand Capital is a publicly held Business Development Company (BDC), and its wholly owned subsidiary is licensed by the Small Business Administration (SBA) as a Small Business Investment Company (SBIC). Rand and its subsidiary provide capital and managerial expertise to small and medium sized private companies primarily located in the Northeast U.S. Rand is traded on the NASDAQ under the symbol "RAND" and is headquartered in Buffalo, NY. www.randcapital.com

CONTACT: Investor Contact:
         Allen F. Grum
         President
         716-853-0802
         pgrum@randcapital.com